EXHIBIT 99.1

CUSIP# 678046 10 3
NYSE Amex: BQI

NEWS RELEASE

DATE:  December 23, 2009

Oilsands Quest Inc. announces upsizing and closing of previously-announced private placement

Calgary, Alberta – December 23, 2009 – Oilsands Quest Inc. (Amex: BQI) (the “Company”) announced today the closing of its previously-announced non-brokered private placement (the “Offering”).  The accredited institutional investors upsized their subscriptions from the previously announced 8.57 million shares at $1.05 per share to 9.71 million shares at the same price per share for gross proceeds of US$10.2 million to the Company.

The proceeds of the Offering will be used for funding the reservoir testing program at Axe Lake and general corporate purposes.  Specific allocations of the proceeds have not been made at this time.

The shares have been issued pursuant to certain exemptions from the registration requirements under U.S. Securities laws and the prospectus requirements under Canadian Securities laws.

The common shares issued pursuant to this Offering have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States or to U.S. persons (as such term is defined in Regulation S under the Securities Act) absent a registration statement or an applicable exemption from registration.

This notice is not an offer to sell or a solicitation of an offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act of 1933.

About Oilsands Quest

Oilsands Quest Inc. (www.oilsandsquest.com) is exploring and developing one of Canada's largest holdings of contiguous oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first global-scale oil sands discovery. It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

Forward-looking Information

This news release contains certain “forward-looking information” within the meaning of applicable securities law including statements regarding the Company's expected use of proceeds of the Offering. These statements are only predictions. Forward-looking information is based on the opinions and estimates of management at the date the information is provided, and is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking information. For a description of the risks and uncertainties facing the Company and its business and affairs, readers should refer to the Company's Annual Report on Form 10K for the year ended April 30, 2009, and subsequent quarterly reports on Form 10Q available on www.sedar.com and www.edgar.com.  The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change, unless required by law.  The reader is cautioned not to place undue reliance on forward-looking statements.

For more information contact:

Garth Wong
Chief Financial Officer
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941

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